EXECUTION COPY

                                    EXTENSION
                                 WITH RESPECT TO
                  THE 6% CLASS A CONVERTIBLE PREFERRED STOCK OF
                                XO HOLDINGS, INC.

     This Extension ("Extension"), dated as of February 5, 2009, with respect to the shares of 6% Class A Convertible Preferred Stock (the "Class A Preferred Stock") of XO Holdings, Inc. ("XO"), held by ACF Industries Holding Corp. ("ACF Holding"), is made for the benefit of XO.

                                    RECITALS

     A. Capitalized terms used herein without definition shall have the same meanings herein as set forth in XO's Certificate of Designation (the
"Certificate of Designations") of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Class A Preferred Stock and Qualifications, Limitations and Restrictions thereof.

     B. Pursuant to paragraph (e)(i)(A) of the Certificate of Designations, on January 15, 2010, the Company is required to redeem in cash and in the manner provided for in paragraph (e)(ii) of the Certificate of Designations, all of the shares of Class A Preferred Stock then outstanding at a redemption price equal to 100% of the Liquidation Preference per share as of the Redemption Date (such payment, the "Mandatory Redemption Payment").

     C. As of the date hereof, ACF Holding is the record holder of 3,096,549 shares of Class A Preferred Stock (the "ACF Holding Shares") which represents approximately 77.4% of the outstanding shares of the Class A Preferred Stock.

     D. ACF Holding will extend the date on which the Mandatory Redemption Payment is payable to ACF Holding or its successors or assigns in respect of the ACF Holding Shares from January 15, 2010 to a date no later than April 15, 2010.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    EXTENSION

     1. Effective as of the date of this Extension, ACF Holding hereby irrevocably agrees that XO need not make the Mandatory Redemption Payment with respect to the ACF Holding Shares on January 15, 2010 but in lieu thereof XO can, in its sole discretion, make such payment at any time from January 15, 2010 up to and including April 15, 2010 (with respect to each ACF Holding Share, the period commencing January 16, 2010 and ending on the date prior to April 16, 2010 on which the Mandatory Redemption Payment in respect of such ACF Holding Shares actually is made to the holder of such ACF Holding Share is hereafter referred to as the "Extended Redemption Period"); provided, that, notwithstanding the foregoing and notwithstanding anything to the contrary contained in the Certificate of Designations, during the Extended Redemption Period with respect to each ACF Holding Share all of the rights of the holder of such ACF Holding Share and XO under the Certificate of Designations in respect of such ACF Holding Share shall continue in full force and effect up to and including the date on which the Mandatory Redemption Payment in respect of such ACF Holding Share is actually made to the holder of such ACF Holding Share, including without limitation, the rights to the accretion of the Liquidation Preference on such ACF Holding Share, the voting rights in respect of such ACF Holding Share and the conversion rights in respect of such ACF Holding Share. During the Extended Redemption Period, XO may redeem any of the ACF Holding Shares in whole or in part without premium or penalty by paying to the applicable holder of such ACF Holding Shares a redemption price equal to 100% of the Liquidation Preference per share as of the date on which such payment is made in the manner provided for in paragraph (e)(ii) of the Certificate of Designations.

     2. ACF Holding shall permit XO to cause a legend (the "Legend") to be added and placed upon each ACF Holding Share certificate as follows:

     "THE MANDATORY REDEMPTION PAYMENT AS PROVIDED IN THE CERTIFICATE OF DESIGNATIONS HAS BEEN EXTENDED TO AND INCLUDING APRIL 15, 2010. THE REDEMPTION AMOUNT MAY BE PREPAID, IN WHOLE OR IN PART, BY XO IN ITS SOLE DISCRETION AT ANY TIME ON OR AFTER JANUARY 15, 2010 BUT ON OR PRIOR TO APRIL 15, 2010."

     ACF shall not remove the Legend from any ACF Holding Share certificate and shall apprise any person or entity, or the agent of such person or entity, to whom ACF transfers any of the ACF Holding Shares that the Legend is placed upon the stock certificate(s) for such ACF Holding Shares.

     3. Except as expressly provided herein, (a) the execution, delivery and performance of this Extension shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of ACF Holding under the Certificate of Designations or any other organizational documents of XO and (b) the Certificate of Designations and all other organizational documents of XO shall remain in full force and effect and are hereby ratified and confirmed.

     4. This Extension and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

     5. This Extension may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


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     IN WITNESS  WHEREOF,  the  undersigned has caused this Extension to be duly executed and delivered by its respective officers thereunto duly authorized as of the date first written above.


                                        ACF INDUSTRIES HOLDING CORP.


                                        By:  /s/ Keith Cozza
                                             ---------------
                                             Name: Keith Cozza
                                             Title: Vice President



                                        Acknowledged and Accepted:


                                        XO HOLDINGS, INC.


                                        By:  /s/ Carl J. Grivner
                                             -------------------
                                             Name:  Carl J. Grivner
                                             Title:  Chief Executive Officer